Exhibit 99.1

AdStar Company Contact: Jeff Baudo, 310-577-8255, jbaudo@adstar.com
AdStar Media Contact: Kevin Wilson, 513-885-5520, kwilson@kevinwilsonpr.com
AdStar Broker Contact: RJ Falkner & Company, Inc., 800-377-9893, info@rjfalkner.com

FOR IMMEDIATE RELEASE

AdStar Closes $1.5 Million Private Placement

MARINA DEL REY, Calif. – April 13, 2004 – AdStar, Inc. (NasdaqSC: ADST, ADSTW), today announced that it has closed a $1.5 million financing with Laurus Master Fund, Ltd., a New York City based institutional fund specializing in providing financing to small capitalization publicly traded companies (“Laurus Funds”). The financing consists of a convertible note bearing interest at the prime rate minus one percentage point. The note is convertible into AdStar’s common stock at an initial fixed conversion price of $2.25 per share.

Once the underlying shares are covered by an effective registration statement and subject to certain limitations based on market volume for the common stock and the investor’s aggregate holdings, Laurus Funds is required to convert all monthly installments of principal and interest into common stock if the common stock exceeds 10 percent above the fixed conversion price. AdStar may redeem the note by paying 125 percent of the then outstanding principal balance plus accrued interest. The note is secured by a first lien on all of the assets of AdStar and its subsidiary.

In connection with the financing, Laurus Funds was also issued warrants to purchase up to 200,000 of AdStar’s common stock. The warrants are exercisable as follows: 120,000 at $2.58, and 80,000 at $2.80 (120 percent and 130 percent of the twenty-two day average closing price, respectively).

“We are pleased to have raised $1.5 million for AdStar without dilution to our current investors,” said Leslie Bernhard, president and chief executive officer of AdStar. “Borrowing at less than prime is unprecedented in AdStar’s history and reflects the substantial value of the conversion privilege and warrants, even at conversion or exercise prices substantially above recent average stock prices. We believe that with this added working capital we can more quickly achieve the goals of our business plan and accelerate our strategic acquisition program.”

About AdStar, Inc.

AdStar, Inc. (Nasdaq: ADST, ADSTW) is a leading provider of e-commerce transaction software and services for the advertising and publishing industries. AdStar’s proprietary suite of e-commerce services includes remote ad entry software, web-based ad transaction services, and payment processing and content processing solutions, which were acquired from Edgil Associates in October 2003. Today, AdStar’s ad transaction infrastructure powers classified ad sales for more than 40 of the largest newspapers in the United States, the Newspaper Association of America’s bonafideclassifieds.com, CareerBuilder, and a growing number of other online and print media companies. EdgCapture, Edgil’s automated payment process solution, is currently employed by call centers in more than 100 of the nation’s leading newspaper and magazines. AdStar is headquartered in Marina del Rey, Calif., and its Edgil office is in North Chelmsford, Mass.

Forward Looking Statements
This release contains forward-looking statements concerning the business and products of the company. Actual results may differ from those projected or implied by such forward-looking statements depending on a number of risks and uncertainties including, but not limited to, the following: historical business has already matured, new online business is unproven and may not generate expected revenues, and Internet security risks. Other risks inherent in the business of the company are described in Securities and Exchange Commission filings, including the company’s annual report on Form 10-KSB. The company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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